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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

Item 1: On July 7, 2025, Ortelius issued the following press release, which includes a letter from Ortelius to the Company's stockholders:

Ortelius Issues Final Call to Action for Brookdale Senior Living Inc. Stockholders and Encourages a Vote for Urgent Change

Three Independent Proxy Advisors Recommend Stockholders Vote FOR Ortelius Nominees to Advance a Necessary Turnaround and End Years of Underperformance at Brookdale

Vote FOR Ortelius’ Nominees on the WHITE Proxy Card to Restore Accountability at Brookdale, and Immediately Begin the Process of Value Generation for Stockholders

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (“Ortelius”) today issued the following open letter to fellow stockholders of Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”), encouraging stockholders who have not yet voted to consider the current Board’s abysmal performance, defensive tactics, dearth of responsibility, and questionable decision-making abilities. In its letter, Ortelius reaffirmed the need for urgent stockholder-driven change at Brookdale to restore accountability, begin the necessary turnaround, and unlock the significant value within the Company.

The full text of the letter follows:

July 7, 2025

Fellow Brookdale Senior Living Stockholders,

At this critical juncture, Ortelius Advisors, L.P. (“Ortelius” or “we”) is seeking your support to elect our six highly qualified, independent director candidates to the Board of Directors of Brookdale Senior Living Inc. (“Brookdale” or the “Company”) at the upcoming Annual Meeting of Stockholders, scheduled to be held on July 11, 2025.

the Board has spearheaded the vast destruction of stockholder value

During the past seven years:

▪	Brookdale’s stock price dropped 37%, and underperformed key benchmarks by 135 percentage points, and the Company’s top two peers by 216 percentage points[1]
▪	Brookdale’s tangible book value per share plunged 83%, from $5.49 to $0.93[2]

1 Bloomberg as of May 2, 2025 for the period February 21, 2018 to March 4, 2025. Returns are adjusted for dividends. The benchmark represents the average of S&P 500 Healthcare Index, Russell 3000 Healthcare Index, and Bloomberg Healthcare REIT Index total stockholder returns. The peers are Welltower Inc. and Ventas, Inc.

2 Tangible book value per share as of December 31, 2017 and December 31, 2024. Calculations use basic shares outstanding as of February 20, 2018 and February 17, 2025. Tangible book value is defined as total assets minus goodwill minus total liabilities. Tangible book value per share is defined as tangible book value divided by basic shares outstanding.

▪	Cumulative free cash flow imploded from $304 million in 2011 - 2017, to negative $660 million in 2018 - 2024[3]
▪	The leased portfolio’s cumulative EBITDA - Capex was negative $731 million from 2018 to 2024, and the average annual adjusted EBITDA margin was a meager 1.0%[4]
▪	The Company’s occupancy rate dropped from 85.2% to 79.4%[5], versus 88.8% to 87.2%[6] for the senior housing industry

Referring to Brookdale’s dismal results, Institutional Shareholder Services Inc. (“ISS”)7, in its June 18, 2025 report, commented:

“BKD has meaningfully underperformed the two largest companies in the industry, WELL and VTR.”

“The leased portfolio has underperformed and there are risks inherent in the company's long term leases…”

“…the company has continually underperformed on an occupancy rate basis versus its peers since Q4 2021…”

the Board has attempted to sidestep responsibility for its abysmal performance

Reacting to our March 5, 2025 letter to stockholders, which detailed the Company’s abysmal performance and chronic undervaluation, the Board, on April 14th, announced the departure of Cindy Baier, who immediately stepped down as CEO. In addition, the Board announced the formation of a CEO Search Committee, and the appointment of Chairman Denise Warren as Interim CEO, and the appointment of Mark Fioravanti, who was recommended by Ms. Baier, as a director.

Ten days later, on April 24th, the Board also announced the appointment of Joshua Hausman, who was recommended by Ms. Warren, as another director. When combined with last year’s addition of Elizabeth Mace, who was also recommended by Ms. Baier, three new directors have been recommended by Ms. Baier or Ms. Warren, which is not emblematic of a well-functioning board that is seeking genuine refreshment and independent voices.

3 Free cash flow is defined as operating cash flow minus capital expenditures. Operating cash flow is net cash provided by operating activities per 10-K filings. Cumulative free cash flow is the sum of annual free cash flows for the period noted.

4 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information, 2018 to 2024 quarterly documents. Revenue figures include other operating income.

5 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017. Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Senior housing occupancy per Brookdale.

6 National Investment Center for Senior Housing and Care (NIC), NIC MAP Vision. Overall senior housing combines majority IL and majority AL properties. Data for the Market Fundamentals is representative of the top 31 primary metropolitan markets.

7 Permission to use quotations from the ISS report was neither sought nor obtained.

the Board is determined to maintain full control of the Company

Taking stock of Brookdale’s corporate governance practices, ISS remarked:

“Beyond questions about the pace of refreshment, there is a pattern of directors and insiders referring new candidates, which raises more serious concerns about independence.”

“… the board is now overseeing a pivotal CEO search process. Recent refreshment should have provided shareholders with assurance that the board is equipped to successfully handle this important task. Instead, three of the four new additions have connections to other directors and insiders. This unforced error has accompanied other developments that revealed ongoing concerns about succession planning in general, and raised questions about this process specifically.”

“…the board was seemingly unaware of the opinions harbored by the company's largest shareholders about the former CEO, which only emerged during outreach after launch of the dissident's campaign...it is difficult to conclude that the board has historically been proactive in this important area, which creates questions about whether the board is equipped to now run a successful [CEO search] process. These questions are only heightened by concerns with the board's own refreshment process.”

“… it is evident that there were deficiencies in the succession planning process. This is reflected most clearly in the opinions expressed by the company's largest shareholders about the CEO, and in the positive market reaction to announcement of the change. Moreover, the positioning of the announcement in the midst of a proxy contest provides shareholders with a reason to interpret the development as a defensive maneuver…”

and Glass, Lewis & Co. (“Glass Lewis”)8, in its June 27, 2025 report, stressed that:

“...closer scrutiny suggests key elements of the Company’s refresh – including what seems to be nominal involvement from the nominating and corporate governance committee and the continuation of an objectively atypical and functionally reactive CEO succession process – suggest fresh perspectives could be beneficial here.”

“…notwithstanding the board’s contention to the contrary, we believe Brookdale’s contest tack – which includes the outwardly sudden and immediately effective termination of longtime CEO Cindy Baier with no heir apparent and the appointment of multiple new board members – very strongly correlates with Ortelius’ involvement….and the Dissident’s application of significant public pressure. Further, we note certain culpable members continue to serve on the board despite Brookdale’s flat-footed refreshment process and decidedly less than laudatory long-term performance.”

8 Permission to use quotations from the Glass Lewis report was neither sought nor obtained.

the Board must be held accountable

Regarding Board responsibility, ISS noted:

“Given the tenure and positions of Wielansky and Freed, they are arguably the most culpable among incumbent directors for the current state of affairs.”

“The dissident has presented a compelling case for change…”

and Glass Lewis stated:

“Withholding votes from incumbent nominees Freed and Wielansky – Ms. Freed and Mr. Wielansky are, ex Ms. Warren, the longest serving members of the Brookdale board and thus the most readily accountable for the Company’s comparatively poor long-term performance”

“Mr. Wielansky’s purportedly valuable strategic insight and real estate expertise should, in the context of Brookdale’s long-term arc, warrant particular scrutiny by investors, while Ms. Freed’s experience seems to have very little crossover with the Company’s core operations or ongoing strategic and financial initiatives.”

“Importantly, both directors have overseen significantly subpar shareholder returns during their respective tenures. We are further concerned that Ms. Freed, as chair of the nominating and corporate governance committee, has heavily deferred to the recommendations of current and former senior executives during Brookdale’s recent board refresh, a tack which, taken together with the Company’s muddled succession effort, reflects unfavorably on the fundamental efficacy of Brookdale’s existing oversight architecture.”

“We further note Brookdale’s shares experienced a one-day gain of 7.1% following announcement of Ortelius’ current campaign (Ventas, Welltower and the S&P 400 gained 1.0%, 0.6% and 3.1%, respectively), suggesting that the Dissident’s public involvement was viewed as a prospective catalyst for further value creation.”

During Lee Wielansky’s 10-year reign as a Brookdale director, the Company’s stock price dropped approximately 80%.

Ortelius’ strategy should build, unlock, and maximize stockholder value, and is materially different from the Board’s plans

Following our April 24, 2025 letter to stockholders, which highlighted Ortelius’ strategic plans to maximize stockholder value, the Board reacted again, announcing on May 15th that it had “established a clear and compelling strategy for creating shareholder value”, which “Brookdale's current Board and management team are already implementing”. We firmly believe that the Board’s half-measures will not “move the needle”, and that Ortelius’ strategy, as further described in our June 16th letter, should build, unlock, and maximize stockholder value, and accelerate the process.

Alluding to Ortelius’ strategy, ISS asserted that:

“The dissident's plan follows a logical framework, in that shedding underperforming assets should provide an uplift to operating metrics.”

Glass Lewis declared:

“…we note central elements of Ortelius’ plan critically rely on exiting Brookdale’s existing portfolio of leased properties while concurrently monetizing the Company’s underperforming owned assets, leaving Brookdale with an optimized pool of high-quality communities which would be expected to unlock significant value for investors.”

and Egan-Jones Ratings Company (“Egan-Jones”)9, in its June 30, 2025 report, pronounced:

“The Company believes it will be able to grow its way out of debt. Divesting non-core assets does not appear to be an option under the current board and management. In our view, their optimism about improving BKD’s average occupancy rate comes too late, especially considering the excessive cash burn and mounting debt. We believe the Ortelius nominees are correct that assets will need to be sold off to generate cash, to pay off debt, invest in improved facilities, and re-align its strategy as a pure play company.”

“The Company’s financial performance presents significant concerns, primarily due to high leverage and poor operational efficiency. With debt-to-enterprise value ratios consistently average over 90% over the past five years, BKD is heavily reliant on debt. Revenue growth is being offset by the Company's persistently low operating margin. In our view, the Company’s weak balance sheet limits its financial flexibility and means to restore profitability.”

Ortelius’ six nominees are highly qualified And Independent

In their July 3, 2025 letter to stockholders, Ortelius’ nominees outlined their strategic plan, which included restoring Board accountability, recruiting the next CEO, rationalizing the portfolio, optimizing the platform, and rightsizing the balance sheet, while highlighting the need to act with urgency, integrity, and transparency, and being “prepared to work hard and get into the details in a manner that is not typical for most boards”.

Our candidates possess decades of relevant expertise in senior housing, real estate, executive searches, turnarounds, acquisitions/divestitures, capital markets, corporate finance, restructurings, stockholder communications, and senior management, and are well-equipped to oversee Ortelius’ plan to build and unlock intrinsic value, and maximize stockholder value. Additionally, our nominees can provide leadership and ensure operational stability.

On the other hand, NONE of the Company’s directors has any senior housing or senior housing-related real estate experience.

Addressing Ortelius’ candidates, Egan-Jones stated:

“After reviewing available public information and engaging with both Brookdale’s management team and Ortelius, Egan-Jones recommends shareholders vote FOR all six Ortelius nominees: Steven J. Insoft, Paula J. Poskon, Frank J. Small, Ivona Smith, Steven L. Vick, and Lori B. Wittman.”

9 Permission to use quotations from the Egan-Jones report was neither sought nor obtained.

and Glass Lewis said:

“We believe both Ortelius candidates offer valuable senior housing and real estate expertise at a critical juncture, with particular attention to Brookdale’s ongoing portfolio optimization efforts.”

Ortelius remains deeply concerned about the Board’s ongoing missteps, shortcomings, strategic failures, poor judgement, execution, decision-making abilities, and defensive maneuvers. Following years of dismal performance, chronic undervaluation, stock price declines, and the vast destruction of stockholder value, urgent and decisive action is crucial.

it is time for meaningful, stockholder-driven change at Brookdale

Your vote is important, no matter how many or how few shares of common stock you own. Ortelius urges you to sign, date, and return the WHITE universal proxy card today to vote “FOR” the election of the Ortelius nominees and in accordance with Ortelius’ recommendations on the other proposals on the agenda for the Annual Meeting.

Sincerely,

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

Additional Information

Ortelius Advisors, L.P., together with the other participants in its proxy solicitation (collectively, “Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ortelius’ slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Ortelius’ proxy solicitation. These materials and other materials filed by Ortelius with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Ortelius with the SEC are also available, without charge, by directing a request to Ortelius’ proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com

Item 2: Also on July 7, 2025, Ortelius posted the following material to www.ABetterBrookdale.com:

RESOURCES

RESOURCES & FILINGS

Explore key materials including our Proxy Statement, press releases, and official filings related to Brookdale. Stay informed with the latest updates and disclosures.

July 7, 2025
Press Release – July 7 – Ortelius Issues Final Call to Action

July 3, 2025
Letter from Ortelius Nominees to Brookdale Shareholders

July 1, 2025
Press Release – July 1 – Glass Lewis Recommends

July 1, 2025
Press Release – July 1 – Egan Jones Supports All Ortelius Nominees

June 23, 2025
Press Release – ISS Support for Ortelius

June 16, 2025
Letter to Stockholders

June 4, 2025
Investor Presentation

May 20, 2025
Letter to Stockholders

May 19, 2025
Definitive Proxy

April 24, 2025
Letter to Stockholders

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